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                                                                 EXHIBIT-99.CODE

                                 NORTHERN FUNDS
                          NORTHERN INSTITUTIONAL FUNDS

                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE,
                        FINANCIAL AND ACCOUNTING OFFICERS

I. COVERED OFFICERS/PURPOSE OF THE CODE

         This Code of Ethics (the "Code") applies to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer or persons performing similar functions (the "Covered Officers") of Northern Funds and Northern Institutional Funds and each separate investment portfolio thereof (each a "Fund" and collectively the "Funds") for the purpose of promoting:

         - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

         - compliance with applicable laws and governmental rules and regulations;

         - the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

         -    accountability for adherence to this Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Funds.

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         Certain conflicts of interest arise out of the relationships between
Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The compliance programs and procedures of the Funds and their investment advisers are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Each of the Covered Officers is also an officer and employee of the Funds' investment adviser, Northern Trust Investments, N.A., and/or its affiliates (collectively, "Northern Trust"). Although typically not presenting an opportunity for improper personal benefit, conflicts arise from the contractual relationships between the Funds and Northern Trust. This Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for Northern Trust, or for both), be involved in establishing policies and implementing decisions that will have different effects on Northern Trust and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and Northern Trust and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Funds' Boards of Trustees (the "Board") recognize that the Covered Officers may also be officers of one or more other investment companies covered by this Code or other codes.

         Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

         GENERAL PRINCIPLES. Each Covered Officer must:

             - not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

             - not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

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             -  not use material non-public information of portfolio
                transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

             - not retaliate against any other Covered Officer or any other persons for reports of potential violations that are made in good faith.

         SPECIFIC POLICIES. In addition to the general principles set forth above, certain potential conflict situations are subject to the specific policies set forth below.

         OUTSIDE DIRECTOR OR OFFICER POSITIONS. A Covered Officer may not become a director, officer, partner, sole proprietor, consultant or controlling stockholder of a business entity (other than the Funds or Northern Trust) without the approval of Northern Trust. A Covered Officer may act as an uncompensated officer, director, trustee or committee member of a civic, social, philanthropic, charitable, educational or religious organization consistent with any policy on charitable and community activities established from time to time by Northern Trust.

         OUTSIDE EMPLOYMENT FOR COMPENSATION. A Covered Officer may not accept employment by a depository institution, trust company, investment adviser, securities dealer, investment bank or underwriter (in each case other than Northern Trust). Except for the foregoing and as otherwise provided in this Code, a Covered Officer may accept employment or render services to others for compensation (including engagements for teaching, speaking and writing books or articles) only with the approval of Northern Trust.

         SERVICE AS A GOVERNMENTAL OR QUASI-GOVERNMENTAL OFFICIAL. A Covered Officer may not serve as an elected or appointed official of a government or quasi-governmental agency, whether federal, state, local or foreign, including village boards, school boards or zoning boards, without the approval of Northern Trust.

         MEALS, ENTERTAINMENT AND TRAVEL ARRANGEMENTS. A Covered Officer may not accept any meals, entertainment or travel arrangements from any company having current or prospective business dealings with the Funds or Northern Trust that are not business-related or that may be inconsistent with any policy on meals, entertainment or travel arrangements established by Northern Trust from time to time.

         GIFTS OTHER THAN BUSINESS-RELATED MEALS, ENTERTAINMENT AND TRAVEL ARRANGEMENTS. A Covered Officer may not accept any non-nominal gifts from any company having current or prospective business dealings with the Funds or Northern Trust that may be inconsistent with any policy on gifts established by Northern Trust from time to time.

         RELATIONSHIPS WITH SERVICE PROVIDERS. A Covered Officer may not invest in any of the Funds' service providers or vendors (other than Northern Trust) without the approval of Northern Trust unless (a) the service provider or vendor is publicly held, (b) the Covered Officer's ownership interest and those of his or her immediate family represent in the aggregate

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less than a 1% equity interest in the service provider or vendor, and (c) the
Funds' relationship is not material to the service provider or vendor. No Covered Officer may accept a loan from any of the Funds' service providers or vendors (other than Northern Trust), except for credit transactions on regular terms from firms whose regular business includes lending or the extension of credit.

         POLITICAL ACTIVITIES AND CONTRIBUTIONS. A Covered Officer may not allow explicit or implicit disclosure of his or her affiliation with the Funds or Northern Trust in connection with a political campaign for a candidate. A Covered Officer may not make contributions or expenditures on behalf of the Funds in connection with any political campaign, election or other political activity.

         FINANCIAL INTEREST IN COMMISSIONS. A Covered Officer may not have a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

         For purposes of the foregoing policies, the "approval of Northern Trust" shall mean the approval of the person or persons authorized to grant such approvals under any policies governing standards of conduct established by Northern Trust from time to time.

III.     DISCLOSURE AND COMPLIANCE

         - Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

         - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' trustees and auditors, and to governmental regulators and self-regulatory organizations;

         - each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and Northern Trust and take other appropriate steps with the goal of promoting full, fair, accurate and timely disclosure in the reports and documents that the Funds file with, or submit to, the SEC and that are signed or certified by him or her; and

         - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

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         -    upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands this Code;

         - annually thereafter affirm to the Board that he or she has complied with the requirements of this Code;

         - notify such legal or compliance officer(s) or member(s) of the Board as the Board may designate for such purpose (the "Compliance Designee") if the Covered Officer knows of any violation of this Code, it being a violation of this Code to fail to do so;

         - notify the Compliance Designee and the Board (or a committee thereof) on a periodic basis (but not less frequently than annually) if the Covered Officer has received, at any time during the period, any approval of Northern Trust contemplated by the Specific Policies set forth in Section II above; and

         - complete and certify at least annually the Funds' "Annual Management Trustees and Officers Questionnaire" as well as Northern Trust's "Outside Connections and Ownership Interests" report or such other questionnaires and reports as the Board may request.

The Funds' Compliance Designee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any waivers sought by a Covered Officer will be considered by the Board's Audit Committee or such other committee of the Board as the Board may designate for such purpose (the "Committee").

         Each Fund will follow these procedures in investigating and enforcing this Code:

         - the Fund's Compliance Designee will take all appropriate action to investigate any potential violations reported to him or her;

         - if, after such investigation, the Fund's Compliance Designee believes that no violation has occurred, he or she is not required to take any further action;

         - any matter that the Fund's Compliance Designee believes is a violation will be reported to the Committee;

         - if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Northern Trust or its board; or a recommendation to dismiss the Covered Officer;

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         -    the Committee will be responsible for granting waivers, as appropriate; and

         - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The code of ethics adopted by the Funds, the investment adviser and the principal underwriter under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS

         Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than each Company and its counsel, investment advisers, principal underwriters, administrators and custodians.

VIII.    INTERNAL USE

         This Code is intended solely for the internal use by the Funds. This Code is a statement of certain fundamental principles, polices and procedures that govern the Covered Officers in the conduct of the Funds' business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person.


Date: October 28, 2003